Exhibit 10(d)

PARKER-HANNIFIN CORPORATION

2004-05-06

LONG TERM INCENTIVE PLAN

DESCRIPTION

1.     Definitions:

(a)	“Company” means Parker-Hannifin Corporation, an Ohio corporation.

(b)	“Committee” means the Compensation and Management Development Committee of the Board of Directors of the Company.

(c)	“EDP” means the Company’s Executive Deferral Plan.

(d)	“EPS” means earnings per share.

(e)	“Plan” means the Company’s 2004-05-06 Long Term Incentive Plan.

(f)	“Peers” is the list of companies attached hereto as Exhibit A that have been approved by the Committee.

(g)	“Performance Measures” means (i) compound annual revenue growth; (ii) EPS growth; and (iii) average ROC.

(h)	“Performance Period” is the three-year period consisting of FY04, FY05 and FY06

(i)	“ROC” means return on capital.

2.     Participants: All of the executive officers of the Company, plus Group Presidents who are not executive officers.

3.     Payouts earned under the Plan depend on the Company’s results during the Performance Period, as compared to the results of its Peers, for each of the Performance Measures.

4.     Target awards for each participant are determined by the Committee. Awards are expressed as a certain number of performance units calculated by dividing the dollar equivalent of the award by the Company’s June 30, 2003 stock price.

5.     Target awards are weighted as follows for the purpose of determining payouts for each Performance Measure:

Revenue Growth	20%
EPS Growth	40%
ROC	40%

The payout under the Plan for each Performance Measure ranges from 0% to 200% of each participant’s weighted target award with 100% payout set if the Company ranks at the 55th percentile against its Peers for each Plan Measure. Total Plan payouts are determined by adding together the payouts for each of the Performance Measures.

LTIP Payout Schedule

Percentile Ranking	Percentage of Target Award Paid
≤35%	0%
40%	25%
45%	50%
50%	75%
55%	100%
60%	125%
65%	150%
70%	175%
≥75%	200%

6.     Payments earned under the Plan will be paid at the end of Performance Period. Except as otherwise provided herein, payment will be made in the form of a credit to the participant’s account under the EDP. Payment may be made in restricted stock of the Company pursuant to the Company’s 2003 Stock Incentive Plan at the discretion of the Committee unless the participant has previously elected a deferral under the EDP. The number of restricted shares issued will be equal to the number of performance units earned in accordance with the LTIP Payout Schedule described above and the restricted shares will be subject to a vesting schedule and such other terms and conditions determined by the Committee at the time of issuance. Retirees at the time of payout will receive cash unless the participant elected a deferral under the EDP prior to retirement. The value of any EDP credit or cash payment will be determined based upon the value of the earned performance units as of June 30, 2006 based upon the Company’s stock price at such date.

7.     If a participant dies, retires (with consent of the Committee if earlier than age 60) or is disabled during the Performance Period, he/she will receive a pro rata portion of the award payable upon completion of the Performance Period. A participant who resigns or is otherwise terminated during the Performance Period forfeits the award.

8.     The Committee retains discretion to adjust (positively or negatively) the level of payouts earned based upon its assessment of overall Company results.

9.     In the event of a “Change in Control” of the Company, the payout under the Plan will be accelerated to fifteen (15) days after the Change in Control. The amount of the payout will be in cash and will be the greater of the target award or the amount the payout would have been had the Company’s ranking against the Peers during the Performance Period to the end of the fiscal quarter immediately preceding the date of the Change in Control continued throughout the Performance Period. The cash amount of such payout will be based upon the closing New York Stock Exchange stock price of the Company’s common shares on the first day of the Performance Period or the date of the Change in Control, whichever is greater. If the Participant will reach age 65 prior to the end of the Performance Period, the payout in the event of a Change in Control will be reduced on a pro rata basis. “Change in Control” means the occurrence of one of the following events:

(i)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the “Company” representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company (the “Board”) (the “Company’s Voting Securities”); provided, however, that the event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following situations: (A) an acquisition by the Company or any corporation or entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity (a “Subsidiary”); (B) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (C) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) a Non-Control Transaction (as defined in paragraph (iii)); (E) as pertains to a Plan participant (the “Executive”), any acquisition by the Executive or any group of persons (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) including the Executive (or any entity in which the Executive or a group of persons including the Executive, directly or indirectly, holds a majority of the voting power of such entity’s outstanding voting interests); or (F) the acquisition of Company Voting Securities from the Company, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (i);

(ii)	individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof; provided, that (A) any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board who are then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

(iii)	the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any Subsidiary that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise (a “Business Combination”), unless (A) immediately following such Business Combination: (1) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”) or, if applicable, the ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (3) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”) or (B) the Business Combination is effected by means of the acquisition of Company Voting Securities from the Company, and a majority of the Board approves a resolution providing expressly that such Business Combination does not constitute a Change in Control under this paragraph (iii); or

(iv)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

Notwithstanding anything in this Plan to the contrary, if the Executive’s employment is terminated prior to a Change in Control, and the Executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, (a “Third Party”), then for all purposes of this Plan, the date immediately prior to the date of such termination of employment shall be deemed to be the date of a Change in Control for such Executive.

Exhibit A

Peers

Caterpillar Inc.

Cooper Industries, Ltd.

Cummins Inc.

Danaher Corporation

Deere & Company

Dover Corporation

Eaton Corporation

Emerson Electric Co.

Flowserve Corporation

Goodrich Corporation

Honeywell International Inc.

Illinois Tool Works Inc.

Ingersoll-Rand Company Limited

ITT Industries, Inc.

Pall Corporation

Rockwell Automation, Inc.

SPX Corporation

Textron Inc.

York International Corporation